QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Advanced Cell Technology, Inc.

We consent to the use of our report of Independent Registered Public Accounting Firm dated March 22, 2006 on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2005 included in the Registration Statement on Form SB-2 to be filed on approximately September 26, 2006 registering 89,362,265 shares held by selling stockholders. We also consent to the reference to us as experts in matters of accounting and auditing in the registration statement and prospectus.

/s/ Stonefield Josephson, Inc. Stonefield Josephson, Inc. CERTIFIED PUBLIC ACCOUNTANTS Los Angeles, California September 25, 2006

QuickLinks

Consent of Independent Registered Public Accounting Firm